UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2015

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                   Regulation FD Disclosure.

Determination of Estimated Per Share Value

On November 20, 2015, pursuant to the Amended and Restated Policy for Estimation of Common Stock Value (the “Estimated Valuation Policy”), the board of directors of Behringer Harvard Opportunity REIT II, Inc. (the “Company,” “we,” “us,” or “our”) met and established an estimated per share value of the Company’s common stock as of October 31, 2015 of $9.19.

Process and Methodology

Our board of directors’ objective in determining an estimated value per share is to arrive at an estimated value that it believes is reasonable, after consultation with Behringer Harvard Opportunity Advisors II, LLC (the “Advisor”) and an independent, third-party valuation and advisory firm, Capright Property Advisors, LLC (“Capright”), using what the board of directors deems to be appropriate valuation methodologies and assumptions under current circumstances in accordance with the Estimated Valuation Policy.

In arriving at an estimated value per share, our board of directors reviewed and considered the valuation analyses prepared by the Advisor and Capright.  The Advisor presented a report to the board of directors with an estimated per share value.  Capright provided our board of directors an opinion that the resulting “as-is” market value for the Company’s properties, as calculated by the Advisor, and the other assets and liabilities as valued by the Advisor, along with the corresponding net asset value valuation methodologies and assumptions used by the Advisor to arrive at a recommended value of $9.19 per share as of October 31, 2015 were appropriate and reasonable.  The board of directors conferred with the Advisor and a representative from Capright regarding the methodologies and assumptions used to reach their respective conclusions.  The board of directors, which is responsible for determining the estimated per share value, considered all information provided in light of its own familiarity with our assets and unanimously approved an estimated value of $9.19 per share.

Capright’s opinion was subject to various limitations.  In forming its opinion, Capright relied on information provided by our Advisor and third parties without independent verification.  Our Advisor provided Capright with information regarding lease terms and the physical condition and capital expenditure requirements of each property.  Capright did not perform engineering or structural studies or environmental studies of any of the properties, nor did they perform an independent appraisal of the other assets and liabilities included in our estimated value per share.

In forming their conclusion as to the “as-is” value of the real estate investments held by the Company as of October 31, 2015, Capright’s opinion was subject to various limitations.  For the appraisals of the Company’s eight properties performed by Capright, the scope of their work included:

•                  Review of all property level information provided by the Advisor;

•                  Physical inspection of four of the properties to determine their physical condition and location attributes;

•                  Review of the historical performance of the Company’s real estate investments and business plans related to operations of the investments; and

•                  Review of the applicable markets by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns.

For the remaining real estate investment, our mezzanine loan, Capright reviewed the Advisor’s valuation of the investment including accrued interest and the profit participation.

Capright also evaluated the following information to arrive at their opinion:

•                  Review of key market assumptions for mezzanine investments and mortgage liabilities, including but not limited to interest rates and collateral;

•                  Review of the data models prepared by the Advisor supporting the valuation for each investment;

•                  Review of Advisor calculations related to value allocations to noncontrolling interests and joint venture interests, preferred equity interests, and promoted interests, based on contractual terms and market assessments; and

•                  Review of valuation methodology used by the Advisor for other assets and liabilities.

Capright has acted as a valuation advisor to the Company in connection with this assignment.  The compensation paid to Capright in connection with this assignment was not contingent upon the successful completion of any transaction or conclusion reached by Capright.  Capright has rendered valuation advisory services to another Behringer-sponsored investment program previously for which it received usual and customary compensation.  Capright may be engaged to provide financial advisory services to the Company, its Advisor, or other Behringer-sponsored investment programs or their affiliates in the future.

The estimated valuation of $9.19 per share as of October 31, 2015 reflects an increase from the estimated valuation of $8.72 per share, which was the estimated per share value established as of October 31, 2014 after adjustment for the $1.00 per share special distribution paid to shareholders of record on March 30, 2015.  The major factors that contributed most to the increase in the adjusted estimated share value were:

•                  the increased value of our participation in the estimated residual profit of a development project in which we are the mezzanine lender as a result of significant completion progress;

•                  the sale of Wimberly at Deerwood during 2015 for a sales price in excess of its estimated value in the 2014 ESV calculation; and

•                  improved operating performance and the continued compression of capitalization rates among the multi-family assets in the portfolio.

These increases were partially offset by a decline in the equity value of certain real estate investments as a result of changes in the local markets in which they located.

The following is a summary of the valuation methodologies used for each type of asset:

Investments in Real Estate.  The Company has focused on acquiring commercial real estate properties in different asset classes generally requiring development, redevelopment, or repositioning.  Due to the opportunistic and value-added nature of the Company’s real estate investments, both Capright and our Advisor utilized a variety of valuation methodologies, each as appropriate for the asset type under consideration to assign an estimated value to each asset.

Our Advisor estimated the value of our investments in real estate utilizing multiple valuation methods, as appropriate for each asset, including an income approach using discounted cash flow analysis and a sales comparable analysis.  The key assumptions used in the discounted cash flow approach were specific to each property type, market location, and quality of each property and were based on similar investors’ return expectations and market assessments.  The key assumptions are reflected in the table included under “Allocation of Estimated Value” below.  In calculating values for our assets, our Advisor used balance sheet and cash flow estimates as of September 30, 2015.

In forming its opinion, Capright prepared appraisals on all eight of our consolidated investment properties in connection with the valuation.  The appraisals estimated values by using discounted cash flow, comparable sales, or a weighting of these approaches in determining each property’s value.  The appraisals employed a range of terminal capitalization rates, discount rates, growth rates, and other variables that fell within ranges that Capright and the Advisor believed would be used by similar investors to value the properties we own.  The assumptions used in developing these estimates were specific to each property (including holding periods) and were determined based upon a number of factors including the market in which the property is located, the specific location of the property within the market, property and market vacancy, tenant demand for space, and investor demand and return requirements.

While we and our Advisor believe that the approaches used by appraisers in valuing our real estate assets, including an income approach using discounted cash flow analysis and sales comparable analysis, is standard in the real estate industry, the estimated values for our investments in real estate may or may not represent current market values or fair values determined in accordance with generally accepted accounting principles in the United States (“GAAP”).  Real estate is currently carried at its amortized cost basis in our financial statements, subject to any adjustments applicable under GAAP.

Investment in Mezzanine Loan.  The value of our mezzanine loan investment was valued at the outstanding principal balance plus accrued interest and the current estimated value of the profit participation.  As significant progress has been completed on the development of the multifamily project, the value of the profit participation was derived by valuing the project using a discounted cash flow analysis.  The loan is accounted for as an investment in unconsolidated joint venture on our condensed consolidated balance sheet at September 30, 2015.

Mortgage Loans.  Values for mortgage loans were estimated by the Advisor and reviewed by Capright using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios.  The current market interest rate was generally determined based on market rates for available comparable debt.  The estimated current market interest rates for mortgage loans ranged from 1.7% to 5.2%.

Other Assets and Liabilities.  For a majority of our other assets and liabilities (consisting of cash and cash equivalents, short-term investments, accounts payable, and other liabilities), the carrying values as of September 30, 2015 as adjusted for significant activity through October 31, 2015 were considered equal to fair value by the Advisor due to their cost-based characteristics or short maturities.  In connection with our estimated valuation of operating properties, notes receivable, and mortgage loans payable, certain GAAP balances related to accumulated depreciation and amortization, straight-lining of rents, deferred revenues and expenses, and debt and notes receivable premiums and discounts have been eliminated as the accounts were already considered in the estimated values.

Noncontrolling Interests.  In those situations where our consolidated assets and liabilities are held in joint venture structures in which other equity holders have an interest, the Advisor has valued those noncontrolling interests based on the terms of the joint venture agreement applied in the liquidation of the joint venture.  The resulting noncontrolling interests are a deduction to the estimated value.

Common Stock Outstanding.  In deriving an estimated per share value, the total estimated value was divided by 25.6 million, the total number of common shares outstanding as of October 31, 2015, on a fully diluted basis, which includes financial instruments that can be converted into a known or determinable number of common shares.  As of the valuation date, none of the financial instruments that could be converted into common shares are currently convertible into a known or determinable number of common shares.  The determination of the number of common shares outstanding used in the estimated value per share is the same as used in GAAP computations for per share amounts.

Our estimated value per share was calculated by aggregating the value of our assets, subtracting the value of our liabilities, and dividing the net total by the fully-diluted common stock outstanding.  Our estimated value per share is effective as of October 31, 2015.

The estimated per share value does not reflect a liquidity discount for the fact that the shares are not traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt, or a discount for our corporate level overhead and other costs that may be incurred, including any costs related to the sale of the Company’s assets. Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant.  The markets for real estate can fluctuate and values are expected to change in the future.

This value does not reflect “enterprise value,” which could include premiums or discounts for:

•                  the size of our portfolio: although some buyers may pay more for a portfolio compared to prices for individual properties;

•                  the characteristics of our working capital, leverage, credit facility and other financial structures where some buyers may ascribe different values based on synergies, cost savings or other attributes;

•                  disposition and other expenses that would be necessary to realize the value;

•                  the provisions under our advisory agreement and our potential ability to secure the services of a management team on a long-term basis; or

•                  the potential difference in our share value if we were to list our shares on a national securities exchange.

Allocation of Estimated Value

The table below sets for the calculation of the Company’s estimated value per share as of October 31, 2015, as well as the calculation of the Company’s prior estimated value per share as of October 31, 2014.  The estimated valuation of $9.19 per share as of October 31, 2015, reflects an increase from the estimated valuation of $8.72 per share, which was the adjusted estimated per share value established as of October 31, 2014 after adjustment for the $1.00 per share special distribution paid to shareholders on March 31, 2015.

	October 31, 2015	October 31, 2014
	Estimated Value	Estimated Value
	per Share	per Share
Real estate:
Operating (1)	$13.06	$16.19
Mezzanine loan investment (2)	0.82	0.53
Cash and cash equivalents	3.07	2.92
Restricted cash	0.16	0.17
Notes payable (3)	(7.03)	(8.78)
Other assets and liabilities	(0.30)	(0.20)
Noncontrolling interests	(0.59)	(1.11)
Estimated net asset value per share	$9.19	$9.72
Estimated enterprise value premium	—	—
Total estimated value per share (4)	$9.19	$9.72
Less Special distribution (5)	—	(1.00)
Total estimated value per share, as adjusted	$9.19	$8.72

(1)         The following are the key assumptions (shown on a weighted average basis) which are used in the discounted cash flow models to estimate the value of the real estate assets we currently own.

			Student
	Hotel	Multifamily	Housing	Office
Exit capitalization rate	7.50%	6.04%	6.50%	7.00%
Discount rate	9.00%	7.04%	7.69%	8.25%
Annual market rent growth	3.00%	3.00%	3.08%	3.00%
Average holding period	10.0 yrs	10.0 yrs	10.0 yrs	10.0 yrs

The following are ranges of the key assumptions which are used in the discounted cash flow models to estimate the value of the real estate assets we currently own.  The discounted cash flow analyses for our hotel asset is only one category as is our office asset, and therefore, no range of values is available.

		Student
	Multifamily	Housing
Exit capitalization rate	5.50% - 6.50%	6.50%
Discount rate	6.25% - 7.75%	7.50% - 8.00%

(2)         Accounted for as an investment in unconsolidated joint venture on our condensed consolidated balance sheet at September 30, 2015.  The mezzanine loan investment as of October 31, 2015 includes $4.1 million associated with the valuation of the Company’s participation in the current estimated profit of the multifamily development project.

(3)         October 31, 2015 notes payable net of $(1.1 million) mark-to-market adjustment.

(4)         As of October 31, 2015, we had 25,585,198 shares outstanding.  The potential dilutive effect of our common stock equivalents does not affect our estimated per share value as there were no potentially dilutive securities outstanding at October 31, 2015.

(5)         On March 31, 2015, we paid a $1.00 per share special cash distribution to stockholders of record on March 30, 2015.

The real estate assets we owned as of October 31, 2015 reflect an overall increase of 19.8% from the original purchase price (excluding acquisition costs and operating deficits), or amounts advanced under the mezzanine loan, plus post-acquisition capital investments.

While we believe that our assumptions utilized are reasonable, a change in these assumptions would affect the calculation of value of our real estate assets.  The table below presents the estimated increase or decrease to our estimated value per share for a 25 basis point increase and decrease in the discount rates and capitalization rates. The table is only hypothetical to illustrate possible results if only one change in assumptions was made, with all other factors held constant. Further, each of these assumptions could change by more than 25 basis points or not change at all.

	Change in Estimated Value per Share
	Increase of 25 basis points	Decrease of 25 basis points
Capitalization rate	$(0.61)	$0.67
Discount rate	$(0.27)	$0.22

Historical Estimated Values per Share

The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Filing with the Securities and
Estimated Value per Share	As of Date of Valuation	Exchange Commission
9.72 (1)	October 31, 2014	Current Report on Form 8-K filed December 2, 2014

10.09 (2)	August 1, 2013	Current Report on Form 8-K filed August 15, 2013

(1)         Pursuant to our Estimated Valuation Policy, our estimated value per share was reduced to $8.72 in March 2015 as a result of the payment of a special cash distribution of $1.00 per share.

(2)         Pursuant to our Estimated Valuation Policy, our estimated value per share was reduced to $9.59 in September 2014 as a result of the payment of a special cash distribution of $0.50 per share.

Limitations of Estimated Value Per Share

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete.  Further, different parties using different assumptions and estimates could derive a different estimated value per share, which could be significantly different from our board’s estimated value per share.  The estimated per share value determined by our board of directors neither represents the fair value according to GAAP of our assets less liabilities, nor does it represent the amount our shares would trade at on a national securities exchange or the amount a shareholder would obtain if he tried to sell his shares or if we liquidated our assets.  Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•                  a stockholder would be able to resell his or her shares at this estimated value;

•                  a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•                  the Company’s shares would trade at the estimated value per share on a national securities exchange; or

•                  the methodologies used to estimate the Company’s value per share would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.

For further information regarding the limitations of the estimated value per share, see the Estimated Valuation Policy filed as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 28, 2012.  Although our Estimated Valuation Policy requires us to update our estimated per share value at least every 18 months, we currently intend to update our estimated per share value on an annual basis.

The estimated value of our shares was calculated as of a particular point in time.  The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.  There is no assurance of the extent to which the current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by the Company or otherwise.

The Company is diligently working to secure new leases with quality tenants to: increase net operating income and the ultimate value of our assets; complete, market, and sell development assets; execute on other value creation strategies; and minimize expenses when possible.

On December 7, 2015, the Company posted Frequently Asked Questions (“FAQs”) regarding the estimated per share valuation of its common stock as of October 31, 2015, attached as Exhibit 99.1, on its website http://www.behringerinvestments.com/Behringer_Harvard_Opportunity_REIT_II_Inc.

The information included in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 8.01                   Other Events.

Redemption Price for Share Redemption Program

In accordance with the Company’s Third Amended and Restated Share Redemption Program, as of November 20, 2015, the per share redemption price for redemptions automatically adjusted as a result of the determination by our Board of the updated estimated per share value.

Beginning November 20, 2015, the per share redemption price for exceptional redemptions, which are those redemptions made on circumstances of death, qualifying disability or need for long-term care of an investor, will equal the lesser of 90% of (a) $9.19 (the estimated per share value disclosed above), and (b) the average price per share that investor paid for all of his shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less aggregate per share amounts of any special distributions so designated by the Board distributed to stockholders prior to the redemption date and declared from the date of first issue of the shares redeemed (the “Special Distributions”).

For all other redemptions, the per share redemption price will be the lesser of 80% of (i) $9.19 and (ii) the average price per share that the investor paid for all of his shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less any Special Distributions.

Declaration of Special Distribution

On November 20, 2015, our board of directors authorized a special cash distribution of $38.4 million, or $1.50 per share of common stock, payable to stockholders of record as of December 31, 2015.  The special cash distribution, which represents a portion of proceeds from asset sales, is to be paid on or about January 5, 2016.  Effective December 31, 2015, the special distribution will reduce the estimated per share value from $9.19 to $7.69.

The redemption price for shares redeemed after December 31, 2015, will be reduced for the $1.50 per share special distribution.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        FAQs — 2015 Estimated Share Valuation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: December 7, 2015	By:	/s/ S. Jason Hall
S. Jason Hall
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	FAQs — 2015 Estimated Share Valuation.